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                                  [MBNA LOGO]

                               February 27, 1997

Dear Preferred Stockholder:

     A special purpose trust (the "Trust") formed by MBNA Corporation ("MBNA") is offering to exchange its 8.25% Trust Originated Preferred Securities (the "Preferred Securities") for any and all shares of 7.50% Cumulative Preferred Stock, Series A (the "Series A Preferred Shares"), of MBNA. The exchange will be made on the basis of one Preferred Security for one Series A Preferred Share.

     Enclosed for your consideration are a Prospectus dated February 27, 1997 (the "Prospectus") and a Letter of Transmittal (collectively, the "Offer"). These enclosures contain detailed information concerning the Offer, including its terms and conditions, its purpose, the procedures for tendering Series A Preferred Shares in exchange for Preferred Securities and information relating to certain tax consequences of exchanging Series A Preferred Shares for Preferred Securities under the Offer. Please read the enclosed information carefully before deciding whether or not you wish to tender your Series A Preferred Shares for exchange.

     Subject to the terms and conditions of the Offer, all of the Series A Preferred Shares that are properly tendered (and are not withdrawn) will be exchanged for Preferred Securities.

     In reviewing the enclosed material, please bear in mind the following:

     - The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, March 26, 1997, unless the Offer is extended. The Bank of New York, as exchange agent (the "Exchange Agent") must receive the certificates representing your Series A Preferred Shares and the Letter of Transmittal (or the Notice of Guaranteed Delivery, if applicable) by that time.

     - The exchange of Series A Preferred Shares for Preferred Securities under the Offer is a taxable transaction under present United States federal income tax laws. In addition, your ownership and disposition of Preferred Securities may have different tax consequences than your ownership and disposition of Series A Preferred Shares. You should consult your own tax advisor regarding the tax consequences to you of the exchange and the ownership and disposition of Preferred Securities, including the application and effect of United States federal, state, local and foreign tax laws.

     - Consummation of the Offer is conditioned on, among other things, tenders by a sufficient number of holders of Series A Preferred Shares such that there be at least 400 record or beneficial holders of at least 1,000,000 Preferred Securities to be issued in exchange for such Series A Preferred Shares, which condition may not be waived.

     Although MBNA's Board of Directors (the "Board") has authorized the Offer, neither the Board nor MBNA makes any recommendation as to whether you should tender all or any of your Series A Preferred Shares for exchange in the Offer. You should make your own decision as to whether to tender Series A Preferred Shares and, if so, how many Series A Preferred Shares to tender.

     The offer makes good economic sense for MBNA. Replacing the Series A Preferred Shares with Preferred Securities will improve MBNA's after-tax cash flow. The cash flow benefit arises because interest payable by MBNA to the Preferred Securities' trust is deductible for federal income tax purposes, while the dividends payable by MBNA on the Series A Preferred Shares are not.

     I encourage you to read the enclosed materials carefully. If, after reviewing the information set forth in the Prospectus and Letter of Transmittal, you wish to tender Series A Preferred Shares for exchange in the
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Offer, please either follow the instructions contained in the Prospectus and
Letter of Transmittal or contact your broker, dealer, commercial bank, trust company or other nominee to effect the tender for you.

     If you need additional information or assistance in connection with the Offer, please contact the Information Agent, Morrow & Co., Inc., whose toll-free telephone number is (800) 566-9061, or the Dealer Manager, whose telephone number is set forth on the back cover of the Prospectus.

                                          Very truly yours,
                                          /s/ VERNON H.C. WRIGHT
                                          Vernon H.C. Wright
                                          Executive Vice President and Chief
                                          Corporate Finance Officer